Allstate Life Insurance Company Loan No. 121873

                    MORTGAGE NOTE

$9,000,000.00                     Minneapolis, Minnesota
                                          September ____, 2000

         1. Payment of Principal and Interest. FOR VALUE RECEIVED, AG-CHEM EQUIPMENT CO., INC., a Minnesota corporation (the "Maker"), hereby promises to pay to the order of ALLSTATE LIFE INSURANCE COMPANY, and any subsequent holder of this Note ("Holder" or "Holders") in the manner hereinafter provided, the principal amount of Nine Million and no/100 Dollars ($9,000,000.00) together with interest on the outstanding principal balance from the date of the initial disbursement (for purposes of this Note, "disbursement" means the date funds are wire transferred from Holder's account) of all or a part of the principal of this Note ("Disbursement Date") until maturity at the rate of 8.10% per annum ("Contract Rate") as follows:

       (a) on the Disbursement Date, interest only, in advance, accruing from the Disbursement Date to the last day of September, 2000, both inclusive; and

       (b) in arrears, on the first day of November, 2000 and on the first day of each month thereafter until this Note matures, principal and interest in consecutive equal installments of Seventy Thousand Sixty and 72/100 ($70,060.72) (the initial payment and each subsequent payment shall each hereinafter be referred to as "Monthly Payment"), which amount is calculated using an amortization period of three hundred (300) months; and

       (c) on October 1, 2010, the entire unpaid principal amount and any interest accrued but remaining unpaid and all other sums due under this Note.

Except for the interest payable under paragraph (a) above, interest shall be payable in arrears and calculated on the basis of a 360 day year containing twelve 30 day months. All such payments on account of the indebtedness evidenced by this Note shall be first applied to interest accrued on the unpaid principal amount and the remainder toward reduction of the unpaid principal amount.

         2. Payment Information. All payments required to be made hereunder shall be made during regular business hours to Holder at its office c/o Commercial Mortgage Division, Allstate Plaza South, Suite G5C, 3075 Sanders Road, Northbrook, Illinois 60062, Attention: Servicing Manager, with sufficient information to identify the source and application of such payment to Holder's Loan #121873,

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or at such other place as Holder may from time to time designate in writing. All payments shall be made in currency of United States of America without presentment or surrender of this Note. Payments to Holder shall be made by transferring immediately available federal funds by bank wire or interbank transfer for the account of Holder provided, however, that any payment of principal or interest received after 1:00 p.m. Chicago time shall be deemed to have been received by Holder on the next business day and shall bear interest accordingly. If and so long as Holder directs Maker to make payments to a servicing agent, then payments may be made by check. Payments made by check will not be deemed made until good funds for such check are received by Holder or the servicing agent.

         3. Security For Note. The payment of this Note and all other sums due Holder is secured by (a) a mortgage, assignment of leases, rents and contracts, security agreement and fixture filing ("Mortgage"), of even date herewith, granted by Maker to Holder, as mortgagee, covering certain real property, the improvements thereon and certain personal property situated in the County of Hennepin, State of Minnesota and described in the Mortgage ("Property"), and (b) those certain instruments of indebtedness and security described as "Related Agreements" in the Mortgage. Except as otherwise defined herein, all of the defined terms contained in the Mortgage and the Related Agreements are hereby incorporated herein by express reference.

         4. Late Charges. Should any Monthly Payment required under this Note not be paid in full on or before the fifth day of the month in which such payment is due, Maker acknowledges that the Holder will incur extra expenses for the handling of the delinquent payment and servicing the indebtedness evidenced hereby, and that the exact amount of these extra expenses is extremely difficult and impractical to ascertain, but that a charge of five percent (5%) of the amount of the delinquent payment ("Late Charge") would be a fair approximation of the expense so incurred by Holder. If applicable law requires a lesser charge, however, then the maximum charge permitted by such law may be charged by Holder for said purpose. Therefore, Maker shall, in such event, without further notice, and without prejudice to the right of Holder to collect any other amounts provided to be paid hereunder or under the Mortgage, the Related Agreements or any other instrument executed for purposes of further securing payment of the obligations evidenced by this Note, or to declare an Event of Default as defined below, pay to Holder immediately upon demand the Late Charge to compensate Holder for expenses incurred in handling delinquent payments.

         5. Interest Payable Upon Default. If there occurs an Event of Default, under this Note or the Mortgage or under any Related Agreement, then the unpaid principal amount of this Note, and all accrued and unpaid interest thereon shall bear interest at the Contract Rate plus five percent (5%) per annum compounded monthly ("Default Rate") from the date of expiration of any applicable cure or grace period until such time, if any, as the Event of Default is cured and the Mortgage and this Note are reinstated as permitted by applicable law, or otherwise until such time as the unpaid principal amount of this Note and all other indebtedness evidenced by this Note are fully repaid, whichever is earlier.

         6. Events of Default. An "Event of Default" shall exist under this Note
(a) in the event Maker shall fail to make any payment due under this Note, other than the final payment and Prepayment

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




Premium, on or before the fifth day of the month in which such payment is due;
(b) in the event Maker shall fail to make the final payment or the Prepayment Premium when such payment is due or (c) if there shall exist an Event of Default as that term is defined in the Mortgage or in any of the Related Agreements.

         7. Additional Payments. The additional payments called for under paragraphs 4 and 5 shall be in addition to, and shall in no way limit, any other rights and remedies provided for in this Note, the Mortgage or in any Related Agreements, as well as all other remedies provided by law.

         8. Payment of Taxes and Expenses.

             (a) Maker further promises to pay to Holder, immediately upon written notice from Holder: (i) all recordation, transfer, stamp, documentary or other fees or taxes levied on Holder (exclusive of Holder's income taxes) by reason of the making or recording of this Note, the Mortgage or any of the Related Agreements, and (ii) all intangible property taxes levied upon any Holder of this Note or mortgagee under the Mortgage or secured party under the Related Agreements.

             (b) Maker further promises to pay to Holder, immediately upon written notice from Holder, all actual costs, expenses, disbursements, escrow fees, title charges and reasonable legal fees and expenses actually incurred by Holder and its counsel in (i) the collection, attempted collection, or negotiation and documentation of any settlement or workout of the principal amount of this Note, the interest thereon or any installment of other payment due hereunder, and (ii) any suit or proceeding whatsoever in regard to this Note or to protect, sustain or enforce the lien of any instrument securing this Note, including, without limitation, in any bankruptcy proceeding or judicial or nonjudicial foreclosure proceeding. It is the intent of the parties that Maker pay all expenses and reasonable attorneys' fees incurred by Holder as a result of Holder's entering into the loan transaction evidenced by this Note.

         9. Prepayment. Maker is prohibited from prepaying this Note until October 1, 2003 (the "No-Prepayment Period"). Subsequent to the No-Prepayment Period, at any time with thirty (30) days prior written notice to Holder, specifying the date of prepayment, Maker will have the privilege of prepaying the outstanding principal amount together with any accrued but unpaid interest, any other sums secured by the Mortgage and the Related Agreements and, a prepayment premium equal to the greater of (a) 1% of the principal amount prepaid or (b) an amount calculated as follows (collectively "Prepayment Premium"): The term "Prevailing Interest Rate" as used herein shall mean (a) the yield to maturity on a United States Treasury Bond or Treasury Note selected by Holder having a maturity date as near as possible to the original maturity date of this Note and an "ask" price, as close as possible to par (as published two weeks prior to the specified date of prepayment in The Wall Street Journal or similar publication or available from the Federal Reserve Bank of New York) less (b) the Basis Point Adjustment as computed in accordance with Exhibit A attached hereto. If the Prevailing Interest Rate is less than the Contract Rate, the Prepayment Premium shall be the remainder of (x) minus (y) where "(x)" is the present value of all unpaid installments of principal and interest due under this Note from

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the date of prepayment to and including the original maturity date of this Note, discounted at the Prevailing Interest Rate, and "(y)" is the outstanding principal balance of this Note as of the prepayment date.

         Notwithstanding the foregoing, Maker may prepay this Note at par during the sixty (60) days prior to October 1, 2010.

         Written notice of Maker's election to make a prepayment in full of this Note shall be given in the manner provided for notices under the Mortgage. Partial prepayment of the outstanding principal amount of this Note shall not be permitted except in accordance with the terms of the Mortgage. In the event of such a permitted partial prepayment, the Prepayment Premium calculated in this paragraph 9 shall be prorated based on the amount of the partial prepayment relative to the then current outstanding principal balance of this Note.

         Maker acknowledges that Holder (a) has advanced the amounts evidenced by this Note with the expectation that such amounts would be outstanding for a period at least equal to the No-Prepayment Period,
         (b) would not have been willing to advance such amounts on these terms for a shorter period of time, (c) in making the loan evidenced by this Note, is relying on Maker's creditworthiness and its agreement to pay in strict accordance with the terms set forth in the Note and (d) would not make the loan without full and complete assurance by Maker of its agreement not to prepay all or a part of the principal of this Note except as expressly permitted herein and in the Mortgage. Maker has been advised and acknowledges that Holder is relying on the receipt of payments under this Note to, among other things, match and support its obligations under contracts entered into by Holder with third parties and that in the event of a prepayment, Holder could suffer loss and additional expenses which are extremely difficult and impractical to ascertain. Accordingly, it is the express intent of Maker and Holder that (i) Maker shall have no right to prepay this Note during the No-Prepayment Period, (ii) any prepayment of this Note during the No-Prepayment Period shall only occur in the event Holder accelerates payment under this Note or as otherwise set forth in the Mortgage,
         (iii) any prepayment described in foregoing clause (ii) shall (unless otherwise expressly permitted in the Mortgage) require the payment of a Prepayment Premium calculated as provided for hereinabove, and (iv) to the extent permitted by applicable law, Maker has waived, and hereby waives, any right to prepay this Note except as expressly provided in the Mortgage or this Note. In the event, notwithstanding the foregoing express intent of Maker and Holder and the express waiver by Maker of any right to prepay this Note, that the applicable law of the jurisdiction in which the Property is located permits the Maker to prepay this Note during the No-Prepayment Period, then the Prepayment Premium described in clause (iii) above shall be paid to Holder as a condition to any such prepayment.

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         BY INITIALING BELOW, MAKER EXPRESSLY ACKNOWLEDGES THAT, PURSUANT TO THE
PROVISIONS OF THIS NOTE AND EXCEPT AS OTHERWISE PROVIDED IN THIS NOTE OR THE MORTGAGE, MAKER HAS NO RIGHT TO PREPAY THIS NOTE IN WHOLE OR IN PART. IN THE EVENT ANY PREPAYMENT IS REQUIRED OR EXPRESSLY PERMITTED, MAKER SHALL BE LIABLE FOR THE PAYMENT OF THE PREPAYMENT PREMIUM UNLESS EXPRESSLY STATED OTHERWISE IN THE MORTGAGE. FURTHERMORE, BY INITIALING BELOW, MAKER WAIVES ANY RIGHTS IT MAY HAVE UNDER ANY APPLICABLE STATE LAWS AS THEY RELATE TO ANY PREPAYMENT RESTRICTIONS CONTAINED IN THIS PARAGRAPH 9 OR OTHERWISE CONTAINED IN THIS NOTE AND EXPRESSLY ACKNOWLEDGES THAT HOLDER HAS MADE THE LOAN IN RELIANCE UPON SUCH AGREEMENTS AND WAIVER OF MAKER AND THAT HOLDER WOULD NOT HAVE MADE THE LOAN WITHOUT SUCH AGREEMENTS AND WAIVER OF MAKER. MAKER ACKNOWLEDGES THAT SPECIFIC WEIGHT HAS BEEN GIVEN TO THE CONSIDERATION GIVEN FOR SUCH AGREEMENTS, WHICH CONSIDERATION IS THE GRANTING OF THE LOAN.

Maker's Initials _______

         10. Evasion of Prepayment Premium. Maker acknowledges that in the event of an acceleration of payment of this Note following an Event of Default by Maker, a tender of payment of an amount necessary to satisfy the entire indebtedness evidenced hereby, but not including the Prepayment Premium, made at any time prior to a foreclosure sale by Maker, its successors or assigns or by anyone on behalf of Maker, or by a buyer upon foreclosure or trustee's sale, shall be presumed to be and conclusively deemed to constitute a deliberate evasion of the prepayment provisions hereof and shall constitute a prepayment hereunder and shall therefore be subject to the Prepayment Premium as calculated in accordance with this Note with the date of prepayment being deemed the date of occurrence of the foreclosure sale or the tender of payment of the amount necessary to pay the entire indebtedness evidenced hereby in full, including the Prepayment Premium.

         11. Maker's Covenants. Maker agrees that (a) this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the state or commonwealth in which the Property is located; (b) the obligation evidenced by this Note is an exempted transaction under the Truth-in-Lending Act, 15 U.S.C ss. 1601, et seq. (1982); (c) said obligation constitutes a business loan for the purpose of the application of any laws that distinguish between consumer loans and business loans and that have as their purpose the protection of consumers in the state or commonwealth in which the Property is located; (d) at the option of the Holder, the United States District Court for the district in which the Property is located and any court of competent jurisdiction of the state or commonwealth in which the Property is located shall have jurisdiction in any action, suit or other proceeding arising out of or relating to any act taken or omitted hereunder or the enforcement of this Note, the Mortgage and the Related Agreements and Maker shall not assert in any such action,

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


suit or other proceeding that it is not personally subject to the jurisdiction of the courts in (d) above, that the action, suit or other proceeding is brought in an inconvenient forum or that the venue of the action, suit or other proceeding is improper; (e) it hereby waives any objections to venue; and (f) it hereby waives its right to a trial by jury.

         12. Severability. The parties hereto intend and believe that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or any portion of any provision contained in this Note is held by a court of law to be invalid, illegal, unlawful, void or unenforceable as written in any respect, then it is the intent of all parties hereto that such portion or provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of the Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion or provision was not contained therein, and the rights, obligations and interests of Maker and Holder under the remainder of this Note shall continue in full force and effect.

         13. Usury Laws. It is the intention of Maker and Holder to conform strictly to the usury laws now or hereafter in force in the state or commonwealth in which the Property is located, and any interest payable under this Note, the Mortgage, or any Related Agreement shall be subject to reduction to an amount not to exceed the maximum non-usurious amount for commercial loans allowed under the usury laws of the state or commonwealth in which the Property is located as now or hereafter construed by the courts having jurisdiction over such matters. In the event such interest (whether designated as interest, service charges, points, or otherwise) does exceed the maximum legal rate, it shall be (a) canceled automatically to the extent that such interest exceeds the maximum legal rate; (b) if already paid, at the option of the Holder, either be rebated to Maker or credited on the principal amount of the Note or (c) if the Note has been prepaid in full, then such excess shall be rebated to Maker.

         14. Acceleration. Upon an Event of Default, Holder shall have the right, without demand or notice, to declare the entire principal amount of this Note and/or any Future Advance (as defined in the Mortgage) then outstanding, all accrued and unpaid interest thereon and all other sums, including without limitation the Prepayment Premium, required under this Note, the Mortgage or any note evidencing any Future Advance, to be immediately due and payable and, notwithstanding the stated maturity in this Note or any note evidencing any Future Advance, all such sums declared due and payable shall thereupon become immediately due and payable. During the existence of such Event of Default, Holder may apply payments received on any amounts due under the Note, the Mortgage, any Related Agreement or any note evidencing any Future Advance as Holder may determine in its sole discretion.

         15. Waivers by Maker. As to this Note, the Mortgage, the Related Agreements and any other instruments securing the indebtedness, Maker and all guarantors, sureties and endorsers, severally waive all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, and also severally waive diligence, valuation and appraisement, presentment for payment, protest and demand, notice of protest, demand and dishonor and diligence in collection and nonpayment of this Note and all other notices in connection with the delivery, acceptance, performance, default, or enforcement

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of the payment of this Note (except notice of default specifically provided for in the Mortgage and the Related Agreements). To the extent permitted by law, Maker further waives all benefit that might accrue to Maker by virtue of any present or future laws exempting the Property, or any other property, real or personal, or the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, or providing for any stay of execution to be issued on any judgment recovered on this Note or in any action to foreclose the Mortgage, injunction against sale pursuant to power of sale, exemption from civil process or extension of time for payment. Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue of this Note, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order desired by Holder.

         16. Maker Not Released. No delay or omission of Holder to exercise any of its rights and remedies under this Note, the Mortgage or any Related Agreements at any time following the happening of an Event of Default shall constitute a waiver of the right of Holder to exercise such rights and remedies at a later time by reason of such Event of Default or by reason of any subsequently occurring Event of Default. This Note, or any payment hereunder, may be extended from time to time by agreement in writing between Maker and Holder without in any other way affecting the liability and obligations of Maker and endorsers, if any.

         17. Limited Recourse. Except as otherwise set forth in this paragraph, the liability of Maker and the general partners of Maker, if any, under this Note, the Mortgage and the Related Agreements shall be limited to and satisfied from the Property and the proceeds thereof, the rents and all other income arising therefrom, the other assets of Maker arising out of the Property which are given as collateral for the Loan, and any other collateral given in writing to Holder as security for repayment of this Note (all of the foregoing are collectively referred to as the "Loan Collateral"); provided, however, that nothing contained in this paragraph shall (a) preclude Holder from foreclosing the lien of the Mortgage or from enforcing any of its rights or remedies in law or in equity against Maker except as stated in this paragraph, (b) constitute a waiver of any obligation evidenced by this Note or secured by the Mortgage or any Related Agreements, (c) limit the right of Holder to name Maker as a party defendant in any action brought under this Note, the Mortgage or any Related Agreements, (d) prohibit Holder from pursuing all of its rights and remedies against any guarantor or surety, whether or not such guarantor or surety is a partner of Maker, (e) limit the personal liability of Maker or any shareholder of Maker, or any general partner of Maker to Holder for misappropriation or misapplication of funds, fraud, waste, willful misrepresentation, willful damage to the Property, and failure to pay real estate taxes and/or assessments, or (f) preclude Holder from recovering from Maker and the Indemnitors under that certain Environmental Indemnity Agreement of even date herewith. Notwithstanding the foregoing, Maker shall be personally liable to Holder for the payment of principal due under this Note and the liabilities and obligations under the Mortgage and any Related Agreements in a maximum amount equal to (i) the payment of the equivalent tenant rental obligation allocable to the tenant space Ag-Chem Equipment Co., Inc., (or its successors or assigns) leases in the Property based on 46,214 square feet at an annual rental rate of $11 per square foot ($42,362.83 per month) and (ii) the prorata operating expenses of the Property allocable to such tenant space, for the unexpired portion of a lease term

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commencing no later than September 1, 2000 and expiring no earlier than October
1, 2012 and Holder shall have full recourse thereon against the Maker.

         18. Successors and Assigns. The provisions of this Note shall be binding upon Maker and its legal representatives, successors and assigns and shall inure to the benefit of any Holder and its successors and assigns. In the event Maker is composed of more than one party, obligations arising from this Note are and shall be joint and several as to each such party.

         19. Remedies Cumulative. The remedies of Holder as provided in this Note, or in the Mortgage or the Related Agreements, and the warranties contained herein or therein shall be cumulative and concurrent, may be pursued singly, successively or together at the sole discretion of Holder, may be exercised as often as occasion for their exercise shall occur and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of such right or remedy. No remedy under this Note, conferred upon or reserved to Holder is intended to be exclusive of any other remedy provided in this Note, the Mortgage or any of the Related Agreements or provided by law, but each shall be cumulative and shall be in addition to every other remedy given under the Mortgage or any of the Related Agreements or hereunder or now or hereafter existing at law or in equity or by statute.

         20. Notices. All notices, written confirmation of wire transfers and all other communications with respect to this Note shall be directed as follows: if to Holder, c/o Commercial Mortgage Division, Allstate Plaza South, Suite G5C, 3075 Sanders Road, Northbrook, Illinois 60062, Attention: Servicing Manager, with a copy to Investment Law Division, Allstate Plaza South, Suite G5A, 3075 Sanders Road, Northbrook, Illinois 60062; if to Maker, Ag-Chem Equipment Co., Inc., 5720 Smetana Drive, Minnetonka, Minnesota 55343-9688 or at such other place as Holder or Maker may from time to time designate in writing. All notices shall be in writing and shall be (a) hand-delivered, (b) sent by United States express mail or by private overnight courier, or (c) served by certified mail postage prepaid, return receipt requested, to the appropriate address set forth above. Notices served as provided in (a) and (b) shall be deemed to be effective upon delivery. Any notice served by certified mail shall be deposited in the United States mail with postage thereon fully prepaid and shall be deemed effective on the day of actual delivery as shown by the addressee's return receipt or the expiration of three business days after the date of mailing, whichever is earlier in time.

         21. No Oral Modification. This Note may not be modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification or discharge is sought.

         22. Time. Time is of the essence with regard to the performance of the obligations of Maker in this Note and each and every term, covenant and condition herein by or applicable to Maker.

         23. Captions. The captions and headings of the paragraphs of this Note are for convenience only and are not to be used to interpret, define or limit the provisions hereof.

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         24. Replacement Note. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Maker or, in the case of any such mutilation, upon surrender and cancellation of this Note, Maker will execute and deliver to Holder in lieu thereof, a replacement note dated as of the date of this Note, identical in form and substance to this Note and upon such execution and delivery all references in the Mortgage to this Note shall be deemed to refer to such replacement note.

         IN WITNESS WHEREOF, Maker has caused this Mortgage Note to be duly executed on the date first above written.

                                   MAKER:

                                   AG-CHEM EQUIPMENT CO., INC.,
                                   a Minnesota corporation


                                   By
                                      ------------------------------------------
                                      John C. Retherford
                                   Its Senior Vice President and Chief Financial
                                     Officer


----------------------------------
Witness

                                        9
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                           Exhibit A to Mortgage Note
                           --------------------------


U.S. Treasury Bond      Basis Point   U.S. Treasury Bond    Basis Point
  or Note Yield         Adjustment      or Note Yield       Adjustment
------------------      -----------   ------------------    -----------
    0.00 - 1.55            .0           14.25 - 14.41         .41
    1.56 - 2.69            .01          14.42 - 14.59         .42
    2.70 - 3.48            .02          14.60 - 14.77         .43
    3.49 - 4.12            .03          14.78 - 14.94         .44
    4.13 - 4.68            .04          14.95 - 15.11         .45
    4.59 - 5.17            .05          15.12 - 15.28         .46
    5.18 - 5.63            .06          15.29 - 15.44         .47
    5.64 - 6.05            .07          15.45 - 15.61         .48
    6.06 - 6.44            .08          15.62 - 15.77         .49
    6.45 - 6.82            .09          15.78 - 15.94         .50
    6.83 - 7.17            .10          15.95 - 16.10         .51
    7.18 - 7.51            .11          16.11 - 16.26         .52
    7.52 - 7.83            .12          16.27 - 16.41         .53
    7.84 - 8.14            .13          16.42 - 16.57         .54
    8.15 - 8.44            .14          16.58 - 16.73         .55
    8.45 - 8.73            .15          16.74 - 16.88         .56
    8.74 - 9.02            .16          16.89 - 17.03         .57
    9.03 - 9.29            .17          17.04 - 17.18         .58
    9.30 - 9.55            .18          17.19 - 17.33         .59
    9.56 - 9.81            .19          17.34 - 17.48         .60
    9.82 - 10.07           .20          17.49 - 17.63         .61
   10.08 - 10.31           .21          17.64 - 17.78         .62
   10.32 - 10.55           .22          17.79 - 17.92         .63
   10.56 - 10.79           .23          17.93 - 18.07         .64
   10.80 - 11.02           .24          18.08 - 18.21         .65
   11.03 - 11.25           .25          18.22 - 18.35         .66
   11.26 - 11.47           .26          18.36 - 18.49         .67
   11.48 - 11.69
                           .27          18.50 - 18.63         .68
   11.70 - 11.90           .28          18.64 - 18.77         .69
   11.91 - 12.11           .29          18.78 - 18.91         .70
   12.12 - 12.32           .30          18.92 - 19.05         .71
   12.33 - 12.52           .31          19.06 - 19.18         .72
   12.53 - 12.72
                           .32          19.19 - 19.32         .73
   12.73 - 12.92           .33          19.33 - 19.45         .74
   12.93 - 13.12           .34          19.46 - 19.59         .75
   13.13 - 13.31           .35          19.60 - 19.72         .76
   13.32 - 13.50           .36          19.73 - 19.85         .77
   13.51 - 13.69           .37          19.86 - 19.99         .78
   13.70 - 13.87           .38          20.00 - 20.12         .79
   13.88 - 14.06           .39
   14.07 - 14.24           .40